LICENSE AND SUPPLY AGREEMENT

THIS MUTUAL LICENCE AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of this 30th day of, August 2002 (the Effective Date), by and between Chembio Diagnostics Systems, Inc., a corporation organized and existing under the law of the State of New York, U.S.A. and having its principal place of business at 3661 Horseblock Rd., Medford, NY 11763 U.S.A. (“Chembio”) and Adaltis Inc., a corporation organized and existing under the laws of Canada, and having its principal place of business at 10900 Hamon Street, Montreal, P.Q., Canada H3M 3A2 (“Adaltis”) and shall replace any prior agreement between the Parties.

WHEREAS Adaltis has developed Peptides (as hereinafter defined) for use in diagnostic tests;

WHEREAS Chembio is in the business of manufacturing and distributing diagnostic tests and is desirous of manufacturing and selling diagnostic tests using Peptides developed by Adaltis;

WHEREAS Adaltis is willing to licence and supply Peptides to Chembio under the terms and conditions set in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties do agree as follows:

1. Definitions.       As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a)“Affiliate” of a Party shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, that Party. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.

(b)“Information” shall mean the proprietary technology, know-how, and information, in whatever form and whether or not subject to any registration in any country or territory in the Territory, owned by, used by or licenced to either Party for the production, sale, and marketing of the diagnostic tests referred to in the Agreement. “Adaltis Information” shall mean Information, in whatever form and whether or not subject to any registration in any country or territory in the Territory, owned by, Adaltis (other than by Chembio) including, without limitation, all proprietary technology, know-how, and information relating to the Peptides. “Chembio Information” shall mean Information, in whatever form and whether or not subject to any registration in any country or territory in the Territory, owned by Chembio (other than by Adaltis), including, without limitation, all proprietary technology, know-how, and information relating to the diagnostic tests and components thereof manufactured by or on behalf of Chembio.

(c)“Party” shall mean Chembio or Adaltis and when used in the plural, shall mean Chembio and Adaltis.

(d)“Third Party” shall mean a Person other than the Parties and their respective Affiliates,

(e) “Patent Rights” shall mean the patents and patent applications as specified in Exhibit “A” hereto, any addition, division, continuation, continuation-in-part, or foreign counterpart of such applications, any patent issuing therefrom, any substitution, extension, or reissue thereof, and any other patent hereafter issued to Adaltis covering the Peptides or Licenced Products.

(f)“Peptides” shall mean the cyclic HIV-1 gp41 peptide BIOTIN-LYS-BCH-408 (BCH-2360), HIV-1 gp120 peptide BIOTIN-LYS-BCH-132 (BCH-2362) and/or HIV-2 gp36 peptide BIOTIN-LYS-BCH-202c[Lys-1] (BVH-2361) which are identified and specified in Exhibit “B” hereto.

(g)“Person” shall mean an individual, partnership, corporation, business, trust, joint venture, or other entity of a similar nature.

(h)“Licenced Products” shall mean the HIV peptide sequences licenced to Chembio under this Agreement.

  “ Chembio Products” shall mean those rapid in-vitro immuno-diagnostic test that:
    are to be used solely for the diagnosis of HIV (or HIV and another disease/condition), manufactured, marketed, distributed, and/or sold by or on behalf of Chembio; and
    contain, incorporate, or employ any of the Peptides.

  Chembio Products include, but are not limited to, those products described in Exhibit “C” hereto.

  (j)“Prime” means a fluctuation rate of interest per annum equal to the rate published in the Wall Street Journal from time to time as the prime or base rate for loans to commercial borrowers. The prime rate will change at the same time and to the full extent of any changes in the prime rate as published in the Wall Street Journal.

  (k)“Specifications” shall mean, when referring to Peptides, those specifications set forth in Exhibit “D”.

  (l)“Territory” shall mean all countries and territories of the world with the exception of Canada.

  (m)“Net Sales” shall mean the gross amount charged by Chembio and/or its Affiliates on sales of Chembio Products, including the gross amount of all revenues, receipts, monies and the fair market value of all other consideration directly or indirectly charged, collected or received, whether by way of cash or credit or nay barter, benefit, advantage or concession, less the following:

  (i)    customary trade, quantity, and/or cash discounts, rebates and/or commissions to non-affiliated brokers or agents to the extent actually allowed and taken;

  (ii)amounts actually repaid or credited by reason of rejection or return;

  (iii)to the extent separately stated on purchase orders, invoiced or other documents of sale, any taxes or other governmental charges actually levied on the sale, transportation, delivery, or use of a Chembio Product which is paid by or on behalf of Chembio; and

  (iv)outbound transportation costs actually prepaid or allowed by Chembio and the actual cost of insurance in transit paid by Chembio, not to exceed ten percent (10%) of the gross amount charged per invoice.

  In cases of transfer of a Chembio Product to an Affiliate, Net Sales shall be based on the final sale of the Chembio Product to an independent third Person; it being understood that Net Sales shall not be calculated on any Chembio Products actually used by Chembio and/or its Affiliates in internal research and development, clinical trial and regulatory filing, to the extent Chembio and/or its Affiliates do not receive any consideration for such Chembio Products. In the event that Chembio or an Affiliate receives non-monetary consideration for any Chembio Product or otherwise transfers a Chembio Product for consideration that is less than fair market value, Net Sales shall be calculated based on the fair market value of such consideration. “Net Sales” shall also include any and all consideration received by Chembio in consideration for the grant of distribution rights in Chembio Products, which consideration shall include, without limitation, equity in a third Person (the value of which was not otherwise paid for by Chembio), distribution, fees, milestone fees, or other payments, regardless of how characterized. Any non-monetary compensation shall be afforded a net present value as a the time of receipt of such compensation, as calculated by the Parties, acting reasonably and in good faith, for the purpose of determining Net Sales hereunder. Without limiting the generality of the foregoing, consideration received by Chembio or its Affiliates from a distributor of Chembio Products shall include:
    the actual sale price of the Chembio Product (i.e., the price charged by Chembio or its Affiliate to the distributor, less the deductions provided for above): and any distribution fee or other direct or indirect payments paid by the distributor to Chembio or its Affiliates for the right to distribute any Chembio Product.

  (n)“Dollars” shall mean (and any reference to “$” herein shall be to) lawful currency of the United States of America.

  2. Grant.

  (a) Adaltis hereby grants to Chembio a non-exclusive licence during the term of this Agreement, to possess and use the Peptides in order to make, have made, use, and sell Chembio Products throughout Chembio’s Territory, namely all countries and territories of the world with the exception of Canada. Chembio shall not have the right to sell or allow its distributors to sell Chembio Products in Canada, with Chembio’s label or any other label.

  (b)Except as provided in Subsection 2(c), Chembio shall not have the right to extend or sublicence any rights granted hereunder, nor to possess or use the Peptides and/or Patent Rights for any reason other than as specifically granted hereunder in Subsection 2 (a).

  (c)Chembio shall have the right to sublicence such rights solely to its Affiliates, if prior approved in writing by Adaltis, on a country-by-country basis. In case Chembio desired to grant a sublicence to any of its Affiliates, which has been previously approved in writing by Adaltis, the respective sublicencee will report separately to Adaltis and pay the royalty due directly to Adaltis.

  (d)It is understood that Chembio bears sole and complete responsibility for proper product registration with regulatory authorities within any jurisdiction where it intends to manufacture, sell, distribute or appoint distributors. In obtaining such registration or in any promotion of its own products, Chembio will refrain from referring in any fashion to Adaltis product.

  3. Supply and Purchase.    During the term of this Agreement,

  (a)Adaltis shall supply the Peptides to Chembio on a continuous basis and Chembio shall purchase the Peptides from Adaltis under the terms and conditions set forth herein;

  (b)Subject to Subsection 6 (b) and to Section 7 hereof, Chembio shall purchase exclusively from Adaltis its total requirement of Peptides for use in Chembio Products, manufactured by or on behalf of Chembio. The Peptide purchase prices are stated in Exhibit “E” and may vary from time to time as provided for in such Exhibit “E”.

  (c)The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of Subsection 3 (b) and that such a breach may cause irreparable harm to the other Party. Therefore, in the event of a breach or threatened breach of this Subsection 3(b), a Party may, in addition to other rights and remedies that may be available to it under this Agreement, apply to any court of competent jurisdiction to obtain equitable and injunctive relief in order to enforce, or prevent any violations of, the provisions of this Subsection 3(b);

  4. Forecast of Demand/Firm Order.

  Within thirty (30) days after the Effective Date, Chembio shall provide Adaltis with its first non-binding annual forecast for Peptides. Subject to Subsection 7 (a) hereof, any order for Peptides hereunder shall be placed by Chembio at least three (3) months in advance of the desired delivery date for such Peptides. Once accepted by Adaltis, any order given hereunder shall become firm and binding on the Parties (an “Order”). The first Order of Peptides shall be accompanied by a rolling forecast for the following six (6) months, to be updated by Chembio on a quarterly basis. All Orders for Peptides shall be in writing and shall be subject to the terms hereof, and may not be altered by any additional or differing terms in Chembio’s purchase order or otherwise, without the prior written consent of the Parties.

  5. Specifications, Testing Methods and Packaging.   The Peptides shall be prepared, tested, and packaged in accordance with the Specifications as set forth in Exhibits “D” (1), (2) and (3).

  6. Payments and Reporting.

  (a)Chembio will pay in full for Orders via wire transfer within forty-five (45) days of shipment by Adaltis. Payment shall be made by Chembio to the bank account designated herein by Adaltis, to wit:

         Royal Bank of Canada
         3100, Boulevard Le Carrefour
         Laval (Quebec) Canada
  H7T 2K7
  Bank # : 003
  Acct. No. 407-881-2
  Transit No. : 02301
  Chase Manhattan Bank New York
  Aba # : 021000021
  Swift No.: ROYCCAT2

  or to such other account as may be designated in writing by Adaltis from time to time. All Payments to be made pursuant to this Agreement shall be made by Chembio to Adaltis in US dollars in accordance with the procedures established in this Section 6. Late payments shall bear interest at Prime plus three percent (Prime +3%).

  (b)Chembio acknowledges that the price of Peptides is subject to fluctuation and that consequently, the price set in Exhibit “E” may be adjusted from time to time. Any increase to Adaltis in the cost of the Peptides in comparison of such cost at the Effective date will be passed along to Chembio and translates into an equivalent increase in the price per milligram set in Exhibit “E”. It is understood that this increase is limited to direct cost increase and shall not include additional profit or administrative charges in favor of Adaltis. Such price adjustment will take effect immediately upon written notice given by Adaltis to Chembio and will apply to any Order placed by Chembio after such notice of price adjustment .

    During the 10 year term of this Agreement, Chembio shall pay to Adaltis a royalty of ten percent (10%) of Net sales realized throughout the Territory.
    The royalty due hereunder shall be payable to Adaltis within sixty (60) days from the end of December and the end of June of each calendar year. Together with each royalty payment Chembio shall submit to Adaltis a written statement indicating for each royalty period the Net Sales of Chembio Products and the royalty payable thereon to Adaltis.
    Chembio shall keep such records as are required to accurately determine under generally accepted accounting principles the Net Sales of Chembio Products and the royalty due to Adaltis under this Agreement. In addition, Chembio shall maintain adequate records enabling the reconciliation of the sales records (in terms of units sold) of Chembio Products to the purchase from Adaltis (in terms of units of Peptides purchases) of the Licenced Products. Such records that relate to the Net Sales of Chembio Products shall be retained by Chembio and shall be made available for reasonable review and/or audit during business hours by Adaltis in accordance with the provisions of Section 8, by an independent certified public accountant appointed by Adaltis and reasonably acceptable to Chembio; for the purposes of verifying Chembio’s accounting reports hereunder and determining the correctness of such reports and payments to Adaltis. Said accountant shall protect the confidentiality of Chembio’s Information, execute any confidentiality agreement reasonably requested by Chembio, and abide by Chembio’s reasonable security regulations while on Chembio premises. Such records need not be retained more than one (1) year after the completion of an audit, nor more than five (5) years from the date of their origin, nor more than one (1) year after the date of termination of this Agreement. Royalty payments not audited within five (5) years shall be conclusively deemed correct and not subject to audit or adjustment.
    All royalties and payments to be made pursuant to this Agreement shall be paid by Chembio to Adaltis in Dollars in accordance with the procedures established in this Section 6. Monetary conversions into US Dollars shall be made at the exchange rate in force on the last business day of the period for which the royalties are being paid as reported by the Wall Street Journal, or on another basis mutually agreed upon by the Parties in writing.
    USA withholding taxes (if any) levied on account of royalties accruing under this Agreement shall be deducted from such royalty and shall be paid by Chembio to the proper taxing authority, with proof of payment being sent by Chembio to Adaltis. No other withholding payments for tax purposes or otherwise shall be made by Chembio.

  7. Delivery.
  (a) All sales of Peptides shall be FOB (Incoterms, ICC ed. 2000) Adaltis’ Montreal location, or such alternative site of principal manufacture, located in Canada or the continental United States, as notified to Chembio by Adaltis in writing. Should Adaltis ship Peptides from any site outside the continental United States or Canada, Adaltis shall pay the difference in such shipping costs above and beyond the current shipping costs of the same volume of Peptides from the site of principal manufacture in the continental United States or Canada. Adaltis shall ship any Orders for quantities of Peptides that are less than or equal to twenty milligrams (20mg) within ninety (90) days of Adaltis’ acceptance of such Order. Adaltis shall ship any Order of Peptides that are greater than twenty milligrams (20mg) within ninety (90) to one hundred twenty (120) days of Adaltis’ acceptance of such Order.
    If Adaltis cannot deliver any Order in full within the stipulated period, then it shall so notify Chembio and the Parties shall meet to negotiate a mutually satisfactory solution provided that Chembio may elect, if the stipulated delivery period has been exceeded by ten (10) days and if prior written notice is given to Adaltis, to purchase peptides from third Persons, or to use Chembio peptides, in each case, to make up any shortfall between the original, unfulfilled Order and the part of that original Order that was fulfilled for use in the Chembio Products. Adaltis shall not bring any infringement action against Chembio for any purchase, manufacture, or use of Chembio or third-party peptides provided that the purchase, manufacture, or use of the peptides is in accordance with this Subsection 7(b).
    Adaltis shall make the shipment of the Peptides in packaging suitable for transportation of products such as the Peptides.

  (d)At the time of delivery of the Peptides, Adaltis shall provide Chembio with a certificate of analysis in the form set forth in Exhibit “F” hereto.

  8. Audit.   Chembio shall maintain complete and accurate record to support and document the use of Peptides. Such records shall be retained for a period of at least five (5) years. Adaltis shall have the right to conduct, upon reasonable advance notice and during normal business hours, an audit of the appropriate records of Chembio to verify Chembio’s compliance with this Agreement. Said auditors shall protect the confidentiality of Chembio’s information. Such audit shall be conducted at Adaltis’ cost, unless any such audit indicated an underpayment equaling or exceeding ten percent (10%) of the payments due in respect of any given reporting period under the terms of Section 6, in which case Adaltis’ out-of-pocket costs of such inspection, along with the full amount of the underpayments and interest thereon at an annual rate of Prime plus three percent (Prime+3%), accruing from the date the payment was first due, shall be promptly paid by Chembio to Adaltis; provided however, that if Chembio objects to the results of the audit, the matter shall be resolved in the manner described in Section 25 of this Agreement.

    Inspection and Testing; Records: Recall.
    Each shipment of Peptides shall be subjected to a quality control inspection by Adaltis, as standard and customary for the industry. Adaltis shall number each shipment with an Adaltis lot number that is traceable to raw materials and/or components used in the manufacture of Peptides.
    Upon receipt of the Peptides, Chembio shall inspect the quantity and appearance of said Peptides. Should Chembio find any defect in the appearance of the Peptides and/or quantity of the Peptides between the ordered and the delivered Peptides, Chembio shall notify Adaltis thereof, in writing, within ten (10) days after Chembio’s receipt of such Peptides. If Adaltis receives Chembio’s notice with regard to a shortage in quantities, weight or with regard to defects in Specifications, Adaltis shall promptly take measures to remedy the situation by, as the case may be, supplementing the initial shipment with sufficient Peptides so as to satisfy that initial order or substituting the non-conforming Peptides with Peptides that meet the Specifications.

    Adaltis shall maintain adequate records of Peptide manufacture by batch and lot, including test and laboratory observation data, and will provide copies of such records to Chembio as requested, as reasonably necessary in connection with any Chembio Product recall.
    Limited Warranty; Indemnification; etc.
    Adaltis warrants that the Peptides delivered to Chembio conform to the Specifications at the time of delivery; and
      for the duration of the shelf life as stipulated in the Specifications, within the time frame allotted and if handled and stored in accordance with the Specifications and other instructions provided by Adaltis.
  In the event that the Peptides do not conform to such Specifications and such failure does not result from the fault, negligence or wilful misconduct of Chembio or any of its Affiliates or their directors, officers, agents or employees, Adaltis shall replace them immediately upon written request by Chembio, as set forth in Section 9 above. In the event that there is a disagreement between the Parties as to the conformity of the Peptides to the Specifications, a neutral third Person, mutually agreed upon, shall test the Peptides. If the Parties are not able to agree on a neutral third Person within fifteen (15) days, such third Person shall be selected by the presiding judge of the trial court in the jurisdiction selected by the first Party to file an action requesting such selection. The Party whose assertion as to the conformity or non-conformity of the Peptides is not confirmed by such neutral review shall bear the costs of carrying out such review. Chembio shall return the non-conforming Peptides at its own cost, unless, upon review as outlined in the Subsection 10 (a), it is determined that the non-conforming Peptides do not meet Specifications. In such event, in addition to replacing the non-conforming Peptides Adaltis will reimburse Chembio for the costs of returning the non-conforming Peptides.
  Chembio has the expertise and skill in the technical areas with respect to the Chembio Products to make (and has made) its own evaluation of the capabilities, safety, utility and commercial application of the Peptides in the Chembio Products. Accordingly, ADALTIS MAKES NO REPRESENTATION AND EXTENDS NO CONDITION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUITABILITY OF THE PEPTIDES, FOR USE IN THE CHEMBIO PRODUCTS, OTHER THAN AS SPECIFICALLY PROVIDED IN THE IMMEDIATELY PRECEDING PARAGRAPH; AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLLECTUAL PROPERTY RIGHTS OF THIRD PERSONS AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES SAFETY, UTILITY OR COMMERCIAL APPLICATION OF THE PEPTIDES AND/OR THE PATENT RIGHTS. Without limiting the generality of the foregoing Adaltis does not warrant that any of the Patent Rights is or will be valid or that manufacture or dealing in the Peptides or the Chembio Products is not or will not in the future constitute an infringement of the proprietary rights of third Persons. Chembio shall not grant any warranty to any other Person that exceeds the warranty for the Peptides that Adaltis grants to Chembio hereunder without indemnifying Adaltis for such additional warranty.
  Chembio shall indemnify and hold Adaltis, its directors, officers, agents or employees, or any of its Affiliates or their directors, officers, agents or employees (collectively, the “Adaltis Parties”; individually, a “Adaltis Party”) harmless from any and all liability, damage, loss, cost or expense resulting from any claims or suits brought against any Adaltis Party by any third person which arise solely from Chembio’s use of the Peptides and/or Chembio’s manufacture, handling or sale of Chembio Products incorporating the Peptides, unless such liability, damage, loss, cost or expense is directly attributable to any fault, negligence, or wilful misconduct of a Adaltis Party or to the failure of the Peptides to conform to Specifications or the warranties made in this Agreement.
  In the event that the use of any Peptides in the Chembio Products infringes or would infringe any third Person patent rights, the Party first becoming aware of same shall notify the other and, subject to Subsection 10(c), the Parties shall discuss the matter and decide on a course of action. Should any such infringement claim or suit be made with regard to the Peptides, Adaltis shall repurchase from Chembio, at the Chembio’ peptide cost, all the Peptides currently in Chembio’s stock that have not been used in Chembio Products. Adaltis may then, at its sole discretion, elect to
(i)    change the Peptides so as to make them non-infringing ;
(ii)    obtain rights to the third Person peptides and make such rights available to Chembio; or

(iii)   if neither of the foregoing options is commercially feasible, terminate this Agreement.
  In the event that either Party determines that a third Person (other than a permitted licencee, transferee or distributor of either Party) is making, using, or selling a product or process that may infringe a Patent Right, it will promptly notify the other Party in writing.
  Adaltis shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a third Person infringer with respect to any Patent Rights. Notwithstanding anything contained herein to the contrary, Adaltis shall have the right, but not the obligation, to bring such a suit. Adaltis shall bear all the expenses of any such suit brought by it and shall retain any and all recovery and damages therefrom. Chembio agrees to be named as a co-plaintiff if Adaltis brings suit and shall cooperate with Adaltis (with any reasonable, receipted out-of-pocket expenses being reimbursed to Chembio by Adaltis to the extent of such expenses to be previously approved in writing by Adaltis) in any such suit for infringement of a Patent Right brought by Adaltis against a third Person (which shall include providing any necessary assistance and executing any necessary documents), and shall have the right to consult with Adaltis and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided herein, Adaltis shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by Adaltis (after consultation with Chembio, should Chembio be joined as a party to such suit). Adaltis shall incur no liability to Chembio as a consequence of such litigation or any unfavorable decision resulting therefrom. In the event Adaltis chooses not to prosecute an infringement as aforesaid within ninety (90) days after learning of the infringement. Chembio shall have the right to do so. In such event, Adaltis shall cooperate with Chembio (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to Adaltis by Chembio to the extent of such expenses to be previously approved in writing by Chembio) and Chembio shall retain any and all recovery and damages from such suit. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of Adaltis.
  With respect to any claim by a Party for indemnification, the Parties expressly agree that the liability of such Party to the other Party shall be limited by this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for lost profits, cover damages, punitive, exemplary or consequential damages.
11. Insurance.   The Parties shall each procure and maintain in full force and effect during the Initial Term of this Agreement and any Renewal Term thereto, as defined in Section 13 hereof, a product liability insurance policy with a minimum coverage of five million dollars ($5,000,000 US) (a “Policy”) insuring against liability and claims for injury, death or property damage which arise out of or relate to the manufacture for sale to Chembio of Peptides (in the case of Adaltis) and which arise out of or relate to the manufacture and sale of Chembio Products by Chembio (in the case of Chembio). Proper evidence, in the form of an insurance certificate, clearly indicating terms and conditions of the Policy, shall be sent by each of the Party’s insurer and/or insurance broker, to the other Party. If the Policy of a Party is not renewed nor replaced within 30 days after the expiration or termination of such Policy, the Party whose Policy is not replaced nor renewed shall communicate, within 15 days after the 30 days previously mentioned, such event to the other Party, who will have the option of immediately terminating this Agreement.

12. Confidentiality.

(a) The Parties acknowledge that, as the result of their performance of this Agreement, they will exchange Information as defined in Section 1 (b) herein. Each Party agrees that it shall hold confidential all such Information, in whatever form and whenever received, and whether or not the subject of any issued or pending patent, copyright or other registration, and shall use the Information solely to perform its obligations under this Agreement. Each party shall not otherwise use in any manner whatsoever or disclose to any third Persons the Information, with the exception of those employees, agents or third Persons who have a need to use the Information perform this Agreement, and then only after receiving a signed confidentiality agreement from said employees, agents or third Persons to keep the Information confidential to the same extent as required of each Party herein. Each Party shall take reasonable actions to insure that its employees or agents or any third Persons to whom such Information is disclosed do not breach their confidentiality agreements and that the Information is not otherwise used or disclosed in any manner inconsistent with its obligations pursuant to this Section 12. Each Party shall remain ultimately liable for any breach of this Section 12 by any of its employees or agents or third Persons to whom it discloses any Information, including any breach by any such employee, agent or third Person of its signed confidentiality agreement.
(b) The obligations imposed by this Section 12 shall not apply with respect to any Information received by either Party from the other which (i) was in the receiving Party’s possession prior to the execution of this Agreement and was not subject to an existing confidentiality obligation owed to a third Person; (ii) was publicly available prior to the execution of this Agreement or otherwise becomes publicly available thereafter through no fault of the receiving Party; (iii) is disclosed to the receiving Party in good faith by third Person who has the right to make such disclosure and who is not bound to keep such information confidential; (iv) is independently developed by an employee officer or agent of the receiving Party and who, prior to such development, did not have access to and did not receive the Information; provided that the Party claiming independent development shall have the burden of establishing such claim by clear and convincing evidence; or (v) the receiving Party is required by a court or other governmental authority of competent jurisdiction to disclose.
(c) Disclosure of certain of the Information in a publication, such as a patent, or by otherwise placing it in the public domain, shall not relieve either Party of its obligations hereunder with respect to any other portion of the Information not otherwise specifically disclosed in or fairly ascertainable from such publication or disclosure.
(d) This Section 12 shall survive the expiration or earlier termination of this Agreement and thereafter shall be binding upon the Parties to the maximum extent permitted by applicable law, until such time as the Information falls within one of the exceptions enumerated in Subsection 12 (b).

13.Term and Termination.
  This Agreement shall commence as of the Effective Date and shall remain in effect for a period of the (10) years thereafter unless earlier terminated by either Party pursuant to this Section 13. This Agreement shall thereafter be renewed automatically for additional terms of 10 years each (the “Renewal Term” or “Terms”), unless either Party gives the other a least ninety (90) days prior written notice of its intent not to renew the Agreement upon the expiration of the Initial Term or any Renewal Term, as the case may be. Each Renewal Term shall be subject to the termination provisions of this Section 13.
  Either Party may terminate this Agreement during the Initial Term or any Renewal Term for “cause”. Cause shall include, but shall not be limited to (i) a material breach of this Agreement which remains uncorrected for a period of thirty (30) days from the receipt by the breaching Party of written notice of such breach, said notice to contain details of the alleged breach; (ii) the insolvency of either Party, the filing of a voluntary or involuntary petition in bankruptcy or the assignment of substantially all of the assets of either Party for the benefit of its creditors; or (iii) a good faith decision by Chembio that the continued use of the peptides will violate a third Person’s patent or other intellectual property rights. Subject to Section 16, Adaltis may, at its sole discretion and upon simple notice, terminate this Agreement upon: (I) the “change of control” of Chembio as the term “control” is defined in Subsection 1 (a) where the change of control is effected between Chembio and a competitor of Adaltis; (II) the sale of all or substantially all of the assets of Chembio where such sale is effected between Chembio and a competitor of Adaltis. For purposes of this Subsection 13 (b), “competitor” shall mean a third Person whose commercial activities consist of the manufacturing, marketing and distribution of infectious disease in-vitro immuno-diagnostic test currently sold by Adaltis.
14. Effect of Termination.    Upon expiration or termination of this Agreement pursuant to Section 13 hereof, all licences granted herein shall terminate immediately; provided that:

(a) Chembio may complete the manufacture and distribution of products that have been partially manufactured as of the date of termination;
(b) Chembio may continue to sell from inventory any products in which the Peptides are incorporated, contained or employed as of the date of termination;
(c)Chembio shall return all unused Peptides not required for the purpose of Subsection 14 (a), as well as all copies of Adaltis Information, in whatever form, in Chembio’s possession or under its control, including any copies made after receipt of such Information. Adaltis shall refund the purchase price of such unused Peptides to Chembio provided that they have been properly stored by Chembio, are not damaged and have a remaining shelf life equivalent to at least fifty percent (50%) of the shelf life indicated in the Specifications. Chembio may retain one (1) copy of Adaltis Information for its legal advisors for the purpose of determining the extent of its continuing obligations and to complete the manufacture and distribution of any Chembio Products which were partially manufactured at the date of termination;

15. Relationship of the Parties.   This Agreement shall not be construed to make either Party (or its principals, officers, employees or agents) an agent of or joint venturer with the other Party. Neither Party shall have any right or authority whatsoever to incur any liability, obligation (express or implied) or otherwise act in any manner in the name or on behalf of the other, or to make any promise, warranty or representation binding on the other except as specifically permitted herein.

16. Assignment. Except as otherwise specifically provided for herein, neither Party may assign its rights or delegate its duties hereunder without the express prior written approval of the other Party, and any attempted assignment of rights or delegation of duties in contradiction to this Section 16 shall be void and of no effect. Notwithstanding the foregoing, either Party may, without the consent of the other Party, assign any of its rights or delegate any of its duties pursuant to this Agreement, in whole or in part, to an Affiliate if :
  in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business relation hereto, or in the event of a change in control of the said Party, as the term “control” is defined in Subsection 1(a), except, in all cases, where such assignment or delegation would be from Chembio to a “competitor” of Adaltis, as such term is defined and qualified in Subsection 13(b) hereof. This Agreement shall be binding upon and inure to the benefit of each Party and its permitted successors and assigns.

17. No Amendment; No Waiver.
  This Agreement may not be amended, modified or otherwise changed in any respect whatsoever without the prior written approval of both Parties hereto.
  No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence in the event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the Parties exercising such right or remedy.
18. Headings.       The Section headings herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

19. Severability.    In the event that any of the terms of this Agreement are in conflict with any rule or law or statutory provision or otherwise are unenforceable under the laws or regulations of the government or subdivision thereof having jurisdiction over matters related to this Agreement, such terms shall be deemed stricken from this Agreement. Such invalidity or unenforceability, under reserve of Subsection 13 (c), shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in full force and effect.

20. Notice.   Any notice or communication given under the provisions of this Agreement shall be made in writing by registered airmail, facsimile (fax) or hand delivery. Such notice shall be deemed given upon reception of a mailing or a facsimile, or when personally delivered in the case of hand delivery. Any notices and communications shall be given as follows:

If to Chembio:       Larry Siebert
President & CEO
Chembio Diagnostic Systems, Inc.
3661 Horseblock Road

Medford, NY 11763

If to Adaltis:       Paulo Bouça
       Corporate VP Business Development
       Adaltis Inc
       10900, Hamon Street
       Montreal (Quebec), Canada H3M 3A2
       Fax: (514) 335-9919

21. Entirety.       This Agreement and the Exhibits hereto shall supersede and take the place of all other understandings and agreements if any, between the Parties with respect to the subject matter hereof.

22. Force Majeure.    Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the Party if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right; provided however, that the Party affected shall promptly notify the other Party for the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible diligence. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

23. Continuing Obligations.    Termination of this Agreement shall not affect the rights or obligations of any Party that have accrued prior to the effective date of such termination. The provisions of Sections 6 (Payments and Reporting), 10 (Limited Warranty; Indemnification), 11 (Insurance), 12 (Confidentiality), 14 (Effect of Termination), 16 (Assignment) and this Section 23 shall survive termination of this Agreement.

24. Governing Law.   Subject to Section 25 hereof, this Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

25. Disputes.    The Parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of co-operation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provisions hereof. Each dispute arising out of or in connection with this Agreement or question regarding the interpretation hereof which cannot be settled amicably within two (2) months from the date of notification of either Party to the other of such dispute or question, which notice shall specify the details of such dispute or question, shall be finally settled by binding arbitration, in English, in accordance with the Rules of the American Arbitration Association, by one (1) arbitrator appointed in accordance with such Rules. If the Parties cannot agree on the arbitrator to be so appointed, each Party shall be entitled to appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall agree upon a third. The arbitrator(s) shall have the technical expertise required to understand and arbitrate the dispute. Such arbitration shall be held in Montreal, Quebec, if initiated by Chembio, and in Medford, New York, if initiated by Adaltis. The costs of any arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys’ and witness’ fees, provided however, that the prevailing Party, if determined by the arbitrator(s), shall be entitled to an award against the other Party in the amount of the prevailing Party’s costs (including arbitration costs) and reasonable attorneys’ fees. The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in courts of Law or equity shall remain unimpaired. There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the Parties and may be entered in any court having proper jurisdiction.

26. Language.    The Parties have expressly required that this Agreement, all ancillary documents and all disclosures hereunder shall be in the English language. Les Parties aux présentes ont expressément demandé que ce contrat ainsi que tout document accessoire y afférant ainsi que toute divulgation de renseignements confidentiels soient rédigés en langue anglaise.

27. Publicity.    Neither Party shall issue any press release or other public announcement relating to this Agreement or any activities related hereto without the prior written consent of the other Party, except where such press release or public announcement may be required by law, in which event the Parties shall promptly co-operate in preparing and drafting such press release or public announcement to meet statutory requirements.

28. Counterparts.    This Agreement may be executed in counterparts. Delivery of a signed copy by fax will be deemed equivalent to delivery of a signed original.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CHEMBIO DIAGNOSTIC SYSTEMS, INC       ADALTIS INC.

By:________________________        By:_________________________________
Larry Siebert                     Paulo Bouça
President & CEO                  Corporate VP Business Development